LICENSE AGREEMENT

BY AND BETWEEN

Jiangsu Hengrui Medicine Co.

AND

TG Therapeutics, Inc.

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of January 8, 2018 (the “Effective Date”) by and between Jiangsu Hengrui Medicine Co., a Chinese corporation having its place of business at No.7 Kunlunshan Road, Lianyungang Eco & Tech Development Zone, Jiangsu Province, China 222047 (including its successors and permitted assigns, “Licensor”), and TG Therapeutics, Inc., a Delaware corporation with its place of business at 2 Gansevoort St., New York, New York 10014 (including its successors and permitted assigns, “TGTX”). TGTX, on the one hand, and Licensor, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, TGTX is engaged in the research, development, manufacturing and commercialization of pharmaceutical products, and TGTX is interested in developing and commercializing products containing or comprising the Compounds; and

WHEREAS, TGTX desires to license from Licensor and Licensor wishes to license to TGTX, on an exclusive basis, the right to use, develop and commercialize Licensor Technology in and for a defined field of use.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

 ARTICLE I.
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “Adverse Event” means any untoward medical occurrence associated with the use of a Licensed Product in a human clinical trial subject or in a patient, whether or not considered related to the Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease, as defined more fully in 21 CFR §312.32.

1.2. “Affiliate” means, with respect to either Party, a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person by the ownership of at least fifty percent (50%) of the voting securities of such Person.

1.3.  “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.4. “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.5. “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.6. “ * ” means the * of * and its possessions.

1.7. “Combination Product” means a product (a) containing a Licensed Product together with one or more other active ingredients, or (b) with one or more products, devices, pieces of equipment or components, but sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the other) or for a single price.

1.8. “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.9. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or such Party’s applicable Affiliate with respect to any objective, such reasonable, diligent, and good faith efforts normally used to accomplish a similar objective under similar circumstances by a similarly-situated company. Commercially Reasonable Efforts will not mean that a Party commits that it or such Party’s applicable Affiliate will actually accomplish the applicable task.

1.10.  “Compounds” means Licensor’s proprietary Bruton’s Tyrosine Kinase (BTK) inhibitors set forth on Schedule 1 and any other *, *, *, *, *, *, * and *.

1.11. “Control” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed to not Control any Patents, Know-How or material that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How were developed prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Patents or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology.

1.12. “Covered” means, with respect to a Licensed Product, that the manufacturing, importing, using, selling, or offering for sale of such Licensed Product would, but for ownership of or a license granted hereunder under Licensor Patents, infringe a Valid Claim of Licensor Patents in the country in which the activity occurs.

1.13. “Development” or “Develop” means, with respect to a Licensed Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product.

1.14. “EMA” means the European Medicines Agency or any successor agency.

1.15. “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.16. “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.17. “Field” means prophylactic, palliative, therapeutic or diagnostic uses of a Licensed Product as monotherapy or in combination with ublituximab (TG-1101, an anti-CD20 mAb), in combination with umbralisib (TGR-1202, a PI3Kd inhibitor), or in combination with ublituximab (TG-1101) and umbralisib (TGR-1202) in connection with Hematologic Malignancies. “Hematologic Malignancies” are forms of cancer that begin in the cells of blood-forming tissue, such as the bone marrow, or in the cells of the immune system. Non-limiting examples of such malignancies include acute and chronic leukemias, such as Chronic Lymphocytic leukemia (“CLL”), Small Lymphocytic lymphoma (“SLL”), Mantle Cell lymphoma (“MCL”), Multiple myeloma (“MM”), Myelodysplastic syndromes (“MS”); Hodgkin lymphoma (“HL”), including classical Hodgkin lymphoma (cHL) and Nodular lymphocyte-predominant Hodgkin lymphoma (NLPHL); Non-Hodgkin lymphomas (NHL) including B-cell lymphoma and NK/T-cell lymphoma; precursor B/T lymphoblastic lymphoma; and Waldenstrom macroglobulinemia (WM), in all cases, in humans or animals.

1.18. “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by TGTX, an Affiliate of TGTX or a Sublicensee after Regulatory Approval has been obtained in such country.

1.19. “GAAP” means United States generally accepted accounting principles.

1.20. “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.21. “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological and other materials, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or pending patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, moral, trade-secret, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.22. “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition, which a Licensed Product is intended to address.

1.23. “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.24. “Licensed Product” means any pharmaceutical product, in any dosage form, preparation, composition, formulation, presentation or package configuration, that is Commercialized or undergoing research or preclinical or clinical Development that contains or comprises, in part or in whole, a Compound. For clarity: if a product is described by the foregoing sentence it is a “Licensed Product” for all purposes hereof whether or not it is Covered and whether or not the manufacturing, importing, using, selling, or offering for sale of such product would, but for a license granted under this Agreement under the Licensor Technology, infringe any Licensor Patents in the country in which the activity occurs.

1.25. “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains directly and particularly to the Compounds and (c) is from time to time expressly identified in writing by Licensor to TGTX as constituting Licensor Know-How. The Licensor Know-How shall include, but not be limited to, the Know-How listed on Schedule 2 hereto.

1.26. “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that pertain directly and particularly to the Compounds, which are set forth on Schedule 3 hereto, as updated from time to time.

1.27. “Licensor Technology” means the Licensor Patents and the Licensor Know-How.

1.28. “Major Market” means any of the (a) * , (b) the * , or (c) *.

1.29. “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.30. “NDA Approval” means the receipt of notice from the relevant US Regulatory Authority that an NDA for a Licensed Product has met all the criteria for marketing approval.

1.31. “Net Sales” means the gross amount invoiced or otherwise charged by TGTX, its Affiliates and Sublicensees to Third Parties for a Licensed Product, less:

(a)
Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(b)
Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced such as those outlined in Section 1.29(a) above), including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(c)
Product returns and allowances;

(d)
Administrative fees paid to government related group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(e)
Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f)
Any tax, tariff or duties imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and

(g)
Bad debt actually written off during the accounting period (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs).

Notwithstanding the foregoing, amounts invoiced by TGTX and its Affiliates and Sublicensees for sales of Licensed Products among TGTX and its Sublicensees and their respective Affiliates for resale shall not be included in the computation of Net Sales.

For purposes of determining royalties and sales milestones payable on Combination Products, Net Sales will be calculated as follows, in each calendar quarter:

            (i)             If all therapeutically active pharmaceutical ingredients comprising the Combination Product are marketed and sold separately in commercially relevant quantities in a calendar quarter and the Net Selling Price (as defined below) for each such therapeutically active pharmaceutical ingredients can be separately determined for such quarter, Net Sales of each Combination Product for determining the royalty payment and sales milestones payable with respect to such Combination Product shall be calculated by * the * of the * by * by the * of * ( * /( * + * )), in which * is the * of the single therapeutically active pharmaceutical ingredient in the Licensed Product contained in the Combination Product sold during the relevant payment period and * is the * of the other single therapeutically active pharmaceutical ingredient contained in the Combination Product sold during such payment period. “Net Selling Price” means the gross price at which a product is sold to a third party after discounts, deductions, credits, taxes and allowances

(ii)           If : (a) neither of the therapeutically active pharmaceutical ingredients of a Combination Product are sold separately in commercially relevant quantities during a particular payment period, or (b) a Combination Product has * ( * ) or more therapeutically active pharmaceutical ingredients in addition to the Licensed Product, then, in any such case, the Parties will meet and negotiate an appropriate method for determining the * resulting from sales of such Combination Product, taking into account the contribution each therapeutically active pharmaceutical ingredient makes to the total selling price of such Combination Product, based on the principle behind the formulas above and with reference to a mutually agreed sampled median of comparable branded, non-generic or non-biosimilar products comprised of BTK (e.g., * ), * (e.g., * ) ( * ) / * ( * ), * and ( * ), or * (e.g., * ) agent as a monotherapy for use in the Field.

1.32.  “Non-Hematology Malignancy Indications” means any Indication that is not covered in the Field.

1.33. “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction; provided, however, that, with respect to items (b) and (c), no patent application shall be considered pending after a period of seven years from its effective filing date.

1.34. “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.35. “Pivotal Trial” means any clinical trial designed and executed to obtain statistically significant evidence that the Licensed Product is safe and efficacious and is intended to be or is in fact used as one of the, or the sole, adequate and well-controlled trial(s) for registration in any jurisdiction.

1.36.  “Phase 2 Clinical Trial” means any human clinical trial conducted in patients that is intended to provide preliminary evidence suggesting effectiveness of the drug, including clinical trials described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical trial.

1.37. “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.38. “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.39. “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a given Licensed Product in such country until the later of (1) expiry of the * containing a Valid Claim that Covers such Licensed Product in such country or (2) * ( * ) years from such First Commercial Sale of such Licensed Product in such country.

1.40. “Serious Adverse Event” means any untoward medical occurrence that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as more full defined in 21 CFR § 312.32.

1.41. “Share Value” as of a particular date means the closing sale price of the Shares on the Share’s principal United States securities exchange on such date, or other major securities exchange where TGTX is listed for trading.

1.42. “Shares” means shares of TGTX’s common stock, par value $0.001 per share, as constituted on the Effective Date; the meaning of such term shall be adjusted appropriately to reflect the occurrence of any stock split, reverse stock split, recapitalization, reorganization or other such event.

1.43. “Sublicensee” means a Person, other than TGTX or its Affiliate, to which TGTX or its Affiliate has, pursuant to Section 2.2, granted a license, sublicense, or other similar rights via sale or divestment, to Develop and/or Commercialize Licensed Products under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.44. “Sublicense Income” shall mean all upfront, realized contingent, and milestone payments received by TGTX or its Affiliate from Sublicensees, excluding:

(a) the portion of amounts received by TGTX or its Affiliate from such Sublicensee as the purchase price for TGTX's or its Affiliate’s debt or equity securities; provided that any amount paid above the fair market value for such securities (which shall be the Share Value, if applicable, but calculated as a * -day volume weighted average price following an announcement of the securities purchase) shall be part of Sublicense Income, and

(b) the portion of amounts received by TGTX or its Affiliate to fund the direct cost of research or development activities to be performed in connection with the relevant Sublicense, or services or goods obtained for use in connection with the relevant Sublicense.

For sake of clarity, Sublicense Income shall exclude any royalty payments made by a Sublicensee to TGTX or its Affiliate, a portion of which will be payable to Licensor as provided in Section 5.4.

1.45.  “Third Party” means any Person other than Licensor, TGTX or Affiliates of either of them, or any Sublicensees.

1.46. “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights.

1.47. “United States” or “US” means the United States of America and its territories and possessions.

1.48. “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.49. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 6.5(b).

“BTK Inhibitor Program” has the meaning set forth in Section 8.2(f).

“Claim” has the meaning set forth in Section 9.1.

“Confidential Information” has the meaning set forth in Section 7.1.

“Controlling Party” has the meaning set forth in Section 6.6(c).

“Development Program” has the meaning set forth in Section 3.1.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Licensor Indemnitees” has the meaning set forth in Section 9.1.

“Receiving Party” has the meaning set forth in Section 7.1.

“Superiority” has the meaning set forth in Section 5.2(a).

“Term” has the meaning set forth in Section 10.1.

“TGTX Indemnitees” has the meaning set forth in Section 9.2.

ARTICLE II.

LICENSES AND OTHER RIGHTS

2.1. Grant of License to TGTX. Subject to the terms and conditions of this Agreement, Licensor hereby grants to TGTX, and TGTX hereby accepts, an exclusive (even as to Licensor, except as provided in Section 2.3), royalty-bearing right and license (with the right to sublicense, and to further sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to research, Develop, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products, in all cases, solely in and for the Field and in and for all the countries of the world, except for those listed on Exhibit A (the “Territory”). Licensor and its Affiliates grant no licenses or rights to use other than as expressly set forth herein.

2.2. Grant of Sublicenses by TGTX. TGTX shall have the right, in its sole discretion, to grant Sublicenses, in whole or in part, under the license granted in Section 2.1 to any of its Affiliates or Third Parties, excluding biotech or pharmaceutical companies that are headquartered, or have their principal operations, in * ; provided, however, that (1) the granting by TGTX of a Sublicense shall not relieve TGTX of any of its obligations hereunder;(2) TGTX’s right to grant a Person a Sublicense shall be subject to TGTX including within such Sublicense express provisions binding the Sublicensee to all of the duties, obligations, restrictions and acknowledgements hereunder of TGTX (with Licensor being an express third-party beneficiary thereof), and stating that the Sublicense shall (except as otherwise expressly provided in Section 10.3 or 10.4(c)) automatically terminate upon the expiration or earlier termination of this Agreement; (3) TGTX, within * ( * ) days of the granting of each Sublicense, shall notify Licensor of such grant and the name and address of each such Sublicensee; and (4) the Sublicense shall be at *. Notwithstanding the foregoing sentence, it is not required that a Sublicense include provisions for the Sublicensee to pay Royalties or make milestone payments directly to Licensor or to provide royalty reports directly to Licensor. TGTX shall ensure that all of its Sublicensees shall comply with the terms and conditions of this Agreement (as applicable to them) and TGTX shall be and remain fully responsible for the compliance by such Sublicensees with the terms and conditions of this Agreement (as applicable to them) as if such Sublicensees were TGTX hereunder. Except for Sublicenses as expressly allowed herein, TGTX acknowledges that it has no right to, and agrees not to purport to, grant to anyone a sublicense under the Licensor Technology.

2.3. Retained Rights; No Implied Licenses. Licensor hereby retains the right to use, itself and with or through its Affiliates and Third Parties, the Licensor Technology for: (A)(i) any and all uses outside of the Field throughout the world and (ii) for any and all uses within the Field outside of the Territory and (B) to manufacture and conduct development (including, but subject to TGTX’s consent, clinical development) of the Licensed Product within the Territory. Except as expressly set forth herein, no rights are granted by Licensor to TGTX hereunder, whether by necessity, implication or otherwise. Notwithstanding any of the foregoing, Licensor is obliged to give TGTX * ( * ) days advance written notice prior to engaging in activities falling within the scope of this clause (B) above.

2.4. Right of First Offer for Uses outside the Field. Prior to agreeing to a license, sale or other disposition of the right to commercialize the Licensed Product for uses outside of the Field and within the Territory, Licensor shall notify TGTX in writing of such pending agreement. For clarity, Licensor reserves the right to enter into such an agreement with a Licensor Affiliate or a Third Party on any terms that Licensor determines to be acceptable.

2.5. Right of First Refusal for Combination Development. Prior to undertaking any Hematologic Malignancy combination clinical trial with a Licensed Product in the Territory and outside the Field, Licensor shall (i) notify TGTX in writing of its intent to undertake such combination and (ii) for a period of * (* ) days after TGTX’s receipt of such notice, TGTX shall have the right to pursue such combination subject to the terms of Section 5.2(b). If TGTX fails to notify Licensor of its intent to pursue such combination and make the appropriate milestone payment as specified in Section 5.2(b) within such *day period, Licensor shall be free to pursue such combination at its sole expense. For sake of clarity, in the event that TGTX makes any payment under Section 5.2(b) for combination of a Licensed Product with any specific agent, then any combination with that class of agent will be added to the Field, and Licensor shall no longer have the right to pursue combinations of any Licensed Product with that class of agents in the Territory. Further, in the event that TGTX makes the All Combinations Payment (as defined in Section 5.2(b)), the Field will be expanded to encompass all combinations within Hematologic Malignancy Indications and Licensor may not undertake any combination clinical trial within the Territory and within the Field.

2.6. Exclusivity. During the Term, neither Party shall Develop beyond Phase 2 or Commercialize a product comprising a BTK inhibitor for use in the Field and in the Territory other than the Licensed Product (a “Distracting Product”); provided, however, that nothing in this Agreement shall in anyway prevent, impact, or otherwise affect either Party’s right to conduct clinical trials with any agents owned by third parties and to seek approval for combinations with approved agents, including approved BTK inhibitor ..

2.7. Acquisition of Distracting Product. Notwithstanding the provisions of Section 2.6, if a Party or any of its Affiliates (such Party, the “Distracted Party”) acquires rights to Develop or Commercialize a Distracting Product in the Field and in the Territory as the result of a merger, acquisition (including by license) or combination with or of a Third Party other than a Change of Control (each, an “Acquisition Transaction”) and, on the date of the completion of such Acquisition Transaction, such Distracting Product is being researched, developed or commercialized and such activities would, but for the provisions of this Section 2.7, constitute a breach of Section 2.6, then the Distracted Party or such Affiliate will, within * ( * ) days after the completion of such Acquisition Transaction notify the other Party of such acquisition and either:

(a)
request that such Distracting Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of no less than * ( * ) days (or such longer period as may be agreed to by the Parties) and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, the Distracted Party will elect to take the action specified in either clause (b) or (c) below;provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);

(b)
notify the other Party that the Distracted Party or its Affiliate will Divest its rights to such Distracting Product, in which case, within * ( * ) days after the completion of the Acquisition Transaction, the Distracted Party or its Affiliate will divest such Distracting Product; or

(c)
notify the other Party in writing that it is ceasing all such research, development and commercialization activities with respect to the Distracting Product, in which case, within * ( * ) days thereafter the Distracted Party and its Affiliates will cease all such activities.

During the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, the Distracted Party and its Affiliates will use Commercially Reasonable Efforts to segregate all Development and Commercialization activities relating to the Distracting Product from Development and Commercialization with respect to the Licensed Product, including using Commercially Reasonable Efforts to ensure that (i) no personnel involved in performing the research, development or commercialization of such Distracting Product have access to non-public plans or information relating to the Development or Commercialization of the Licensed Product and (ii) no personnel involved in performing the Development or Commercialization of the Licensed Product have access to non-public plans or information relating to the Development or Commercialization of such Distracting Product.

2.8. Change of Control. If there is a Change of Control involving a Party (where such Party is the acquired entity), the obligations of Section 2.6 will not apply to any program or product that exists prior to the closing of such Change of Control and that is Controlled by the relevant acquirer or its Affiliates;provided that, at the acquired Party’s election to be made in writing prior to the closing of such Change of Control either (A) the license and rights granted to TGTX within this agreement will terminate effective upon the closing of such Change of Control and, to the extent requested by Licensor, TGTX will transfer and assign to the Licensor all clinical data, filings, contacts, including sublicense agreements, and regulatory approvals associated with the Licensed Product and Compound within a * ( * ) days or (B)(i) the acquired Party and the acquirer and its Affiliates will fulfill TGTX obligations under Diligence by TGTX of Section 3.1, (ii) the acquirer and its Affiliates establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such program or product from any Confidential Information related to the Licensed Product, (iii) the acquirer and its Affiliates will not use, directly or indirectly, any Patent Rights, Know-How or Confidential Information of the acquired Party (including any Patent Rights, Know-How or Confidential Information licensed or acquired from the other Party under this Agreement) in connection with such program or product, and (iv) no personnel who were employees or consultants of the acquired Party or its Affiliates at the closing of such Change of Control will participate in the development or commercialization of such program.

2.9. Grantback of Rights. Subject to the terms and conditions of this Agreement, during the Term of this Agreement, TGTX hereby grants to Licensor, and Licensor hereby accepts, a non-exclusive, royalty-free license (with the right to sublicense through multiple tiers) under any intellectual property rights owned or controlled by TGTX, which relate specifically to improvements to Licensed Product (e.g., formulation, process optimization) solely as, and only to an extent that, such intellectual property rights are used by TGTX to Develop a Licensed Product in the Territory, for use by Licensor solely to research, Develop, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Product, in all cases, solely outside the Territory. TGTX and its Affiliates grant no licenses or rights to use other than as expressly set forth herein. Likewise, if in the course of Licensor’s Development activities, Licensor creates intellectual property rights, which relate specifically to improvements to Licensed Product (e.g., formulation, process optimization), such intellectual property rights shall automatically be included under Licensor Technology and become subject to the rights and license granted to TGTX under the terms of this Agreement.

2.10. Licensor Right of First Offer for Ublituximab * Rights. Prior to agreeing to a license, sale or other disposition of the right to develop and commercialize ublituximab (TG-1101, an anti-CD20 mAb) within * , TGTX shall notify Licensor in writing of such pending agreement. For clarity, TGTX reserves the right to enter into such an agreement with an Affiliate of TGTX or a Third Party on any terms that TGTX determines to be acceptable.

ARTICLE III.

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1. Diligence by TGTX. TGTX shall use Commercially Reasonable Efforts to Develop and to Commercialize at least one Licensed Product in the Territory and for the Field in each Major Market. In connection therewith, TGTX shall formulate and execute a development program to Develop one or more Licensed Products in the Territory and for the Field in each Major Market (the “Development Program”). TGTX shall deliver to Licensor a development plan (Development Plan) within * ( * ) days of the Effective Date detailing the actions to be undertaken by TGTX for such Development Program. In particular, under Commercially Reasonable Efforts and good faith, TGTX shall:

a)
File IND in the US by the end of *
b)
Initiate a * in the US by the end of *

TGTX may accomplish such milestones itself or through its Affiliate or Sublicensees. TGTX or its Affiliate shall have an option of satisfying its diligence obligations hereunder in * , * , or both, at its sole discretion, by (i) initiating discussions with one or more potential Sublicensees in either or both of those Major Market by the end of 2019, or (ii) pursuing a Development Program in the US, which is sufficient to satisfy regulatory requirements in * , * , or both.

3.2. No Guaranty of Favorable Results. Licensor does not warrant that the Development Program, TGTX’s other preclinical studies and evaluation (if any) and/or TGTX’s clinical studies (if any) will produce any particular results or any favorable results.

3.3. TGTX Responsibility and Authority for Development. TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in the Territory and for the Field and to conduct (either itself or through its Affiliate, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies TGTX believes appropriate to obtain Regulatory Approval for Licensed Products in the Territory and for the Field.

3.4. Commercialization. Subject to the terms of this Agreement, TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Licensed Products in the Territory and for the Field itself, through its Affiliate, or through one or more Sublicensees or other Third Parties selected by TGTX and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Licensed Products.

3.5. Manufacturing. TGTX shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture, at the clinical and/or commercial stage, any Licensed Product itself or through one or more Sublicensees or vendors selected by TGTX.

3.6. Reporting to Licensor. TGTX shall, at least *, participate in a telephone or video conference with Licensor to provide to Licensor an oral update report (followed by transmittal to Licensor of written minutes) regarding the progress of all research and Development efforts toward Licensed Products and regarding the progress of Commercialization of Licensed Products. Additionally, TGTX shall share with Licensor a confidential copy of TGTX’s annual report to the FDA of its clinical development efforts in connection with Licensed Products.

3.7. Right to Subcontract of TGTX. Subject to any required compliance with Section 2.2, TGTX may exercise any of the rights or obligations that TGTX may have under this Agreement (including, without limitation, any of the rights licensed in Section 2.1 hereof) by Sublicensing, but any Sublicense granted or entered into by TGTX as contemplated by this Section 3.7 or any Sublicensee’s exercise or performance of all or any portion of the rights or obligations that TGTX may have under this Agreement shall not relieve TGTX from any of its obligations under this Agreement.

3.8. Compliance with Law. TGTX undertakes and agrees that the conduct of the Development of Licensed Products hereunder, the use of the Licensor Technology, and all Development, manufacture and Commercialization of Licensed Products by it and its Affiliates and Sublicensees shall comply in all material respects with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, environmental, occupational safety/health, safety and import/export restrictions, laws, rules and regulations.

3.9. Costs and Expenses. As between Licensor and TGTX, * shall be solely responsible for all costs and expenses related to Development, manufacture and Commercialization of the Licensed Products for the Field in the Territory, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to Licensed Product for the Field and in the Territory.

3.10. .Patent Marking. TGTX agrees that with respect to each unit or package of Licensed Products sold in a given country, TGTX shall comply with the customary patent marking laws and practices of such country as to the applicable Licensor Patents.

3.11. Trademarks. As between Licensor and TGTX, * shall have the sole authority to select trademarks for Licensed Products and shall own all such trademarks in the Territory for the Field. Licensor does not grant TGTX the right to use any trademarks of Licensor or its Affiliates.

ARTICLE IV.

REGULATORY MATTERS

4.1. Regulatory Filings. TGTX (or its applicable Affiliate) shall (a) have the sole right and responsibility, at its sole cost and expense, for preparing and filing all Regulatory Approval applications required to Develop Licensed Products and Commercialize Licensed Products in the Territory in the Field in its own name; (b) all Regulatory Approvals for Licensed Products shall be solely owned by TGTX; and (c) TGTX shall have the sole right and responsibility for (i) maintaining all Regulatory Approvals and (ii) reporting to any Regulatory Authority within the Territory all Adverse Events and Serious Adverse Events related to any Licensed Product if and to the extent required by applicable Laws. To maximize market protection of any Licensed Product, TGTX may file for any orphan drug designations within the Field as appropriate within requisite timeframes prior to the submission of any Regulatory Approval application.

4.2. Right of Reference. Each Party hereby grants to the other Party, and at the request of the other Party will grant to the other Party’s Sublicensees, a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data (including all chemistry, manufacturing and controls information as well as data made, collected or otherwise generated in the conduct of any clinical studies for Licensed Products) included in or used in support of any regulatory filing, Regulatory Approval, drug master file or other regulatory documentation (including orphan drug applications and designations) owned or controlled by such Party, and such Party shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor or analogous Law outside of the United States). In addition, upon request of either Party (on behalf of itself or a Sublicensee), the other Party shall obtain and provide to the requesting Party certificates or other formal or official attestations concerning the regulatory status of the Licensed Products (e.g., Certificates of Free Sale, Certificates for Export, Certificates to Foreign Governments). Notwithstanding anything to the contrary in this Agreement, neither Party shall withdraw or inactivate any regulatory filing that the other Party references or otherwise uses pursuant to this Section 4.2

4.3. Communications with Authorities. TGTX (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in the Territory in connection with the Development, Commercialization, and manufacturing of Licensed Products for uses in the Field. At the request of TGTX, Licensor shall make available to TGTX, free of charge, a qualified representative or representatives who shall, together with the representatives of TGTX, prepare for and/or participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating solely to the Licensor Technology. TGTX shall pay for any out-of-pocket expenses incurred by Licensor in assisting TGTX under this Section 4.2.

4.4. Adverse Event Reporting. TGTX agrees to comply with any and all Laws that are applicable to it as of the Effective Date and thereafter during the Term in connection with Licensed Product safety data collection and reporting (and, if applicable, recalls). The Parties hereby agree to report to each other all Adverse Events and/or Serious Adverse Events with respect to the Licensed Product (whether occurring in any Clinical Trial conducted with regard to the Licensed Product or in connection with the Commercialization of the Licensed Product in any country), within timeframes consistent with its reporting obligations under applicable Laws and in any event, if either Party is actively conducting a Clinical Trial under its own IND or Commercializing the Licensed Product under its own Regulatory Approval, then the other Party shall report such events no later than * ( * ) business days for a Serious Adverse Event, and quarterly for Adverse Events, which report shall, in each case, include the circumstances and nature of such Serious Adverse Event or Adverse Event as required for reporting under applicable Laws. In addition, to the extent requested by either Party, the other Party shall promptly provide to the requesting Party any other information or materials that the requesting Party may require to provide to any Regulatory Authority with respect to any such Adverse Event or Serious Adverse Event. All disclosures made under this Section 4.3 shall be deemed Confidential Information of the disclosing Party; provided, that, the Party receiving such disclosures may, upon written notice to the disclosing Party, report the occurrence, circumstances and nature of such Adverse Event and/or Serious Adverse Event to any Regulatory Authority solely insofar as such reporting is required to comply with applicable Laws.

4.5. Clinical Development Coordination and Governance. In the spirit of a productive, mutually beneficial alliance management, TGTX and Hengrui agree to share their clinical development plans and results related to hematology malignancy within their respective territories with each other at least * via a Joint Steering Committee (“JSC”). The Parties shall establish the JSC within * ( * ) calendar days after the Effective Date. The JSC shall perform the following functions:

(a) Review and discuss the overall strategy for developing, manufacturing and commercializing the Licensed Products in the Territory. For clarity, * shall have final authority over clinical development to be conducted by it or its Sublicensee(s) within the Field and in the Territory;

(b) Review and discuss any proposed hematology malignancy studies to be conducted with the Licensed Products to prevent or manage logistical confusion or conflict and potential adverse impact on the other Parties’ efforts to Develop and Commercialize the Licensed Products in its territory. For clarity, * shall have final authority over clinical development in its territories;

(c) Facilitate the exchange of information between the Parties under this Agreement regarding the development, manufacturing and commercialization of the Licensed Products and establishing procedures for the efficient sharing of information and materials and Know-How reasonably necessary or useful for the development, manufacture or commercialization of the Licensed Products;

(d) Review and discuss the contents of all submissions to regulatory authorities and governmental authorities relating to the use of the Licensed Products within the Field;

(e) Resolve any disputes or other matters referred to the JSCJSC. TGTX and Hengrui shall each designate * ( * ) representatives of appropriate seniority and experience to serve on the JSC by written notice to the other party. Replacements and substitutes should be specified by written notice. The JSC should be chaired by a representative of *, who is responsible for (i) calling meetings, (ii) preparing and issuing minutes within * weeks thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting, provided that the chairperson shall consider including any agenda items proposed by either TGTX or Hengrui no less than * prior to the next scheduled JSC meeting. Meeting can take the form of in-person meeting or teleconference.

4.6. Ex-Territory Sales. Subject to applicable Law, neither Party shall engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside its territory or accept orders for Licensed Products from or sell Licensed Products into such other Party’s territory for its own account, and if a Party receives any order for any Licensed Product in the other Party’s territory, it shall refer such orders to the other Party.

4.7. Export Monitoring. Each Party and its Sublicensees will use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Products from its own territory for Commercialization in the other Party’s territory using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and shall promptly inform the other Party of any such exports of Licensed Products from its territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Law to prevent exports of Licensed Products from its territory for Commercialization in the other Party’s territory.

ARTICLE V.

Financial Provisions

5.1. Upfront Fee. TGTX becomes obligated on the Effective Date to pay Licensor a one-time, non-refundable payment of * dollars ($ * ) in partial consideration of the rights granted to TGTX under this Agreement. Such payment shall be payable in * ( * ) equal installments of * dollars ($ * ), the first of which is due within * ( * ) business days of the Effective Date, and the second of which is due * ( * ) days after the Effective Date. TGTX shall have the right to elect to pay such payments up to * % in Shares, with any remainder of such milestone payment not paid in Shares payable in cash. The number of Shares payable shall be equal to a fraction where the numerator is the amount of such milestone elected to be paid in Shares and the denominator is the Share Value calculated as * volume weighted average price (VWAP) prior to the Effective Date for both the first and the second installments. For payment made in Shares, TGTX shall deliver to Licensor a stock certificate representing the portion of such payment elected to be paid in Shares. Such stock certificate shall be unlegended except for a standard securities-law restrictive legend. For clarity, non-publicly traded Shares cannot be used hereunder for payment of the upfront fee, or milestone or royalty payments.

5.2. Development and Commercial Milestone Payments. As further partial consideration for Licensor’s grant of the rights and licenses to TGTX hereunder, TGTX shall pay to Licensor the following one-time, non-refundable milestone payments (a) with regard to each Licensed Product to achieve the respective milestone events in Section 5.2(a), assuming that both * and * move forward in development, and (b) upon achievement of each respective approval and sales milestone event in Section 5.2(b) by TGTX or its Affiliates or Sublicensees. TGTX shall promptly, but in no event later than * ( * ) days following TGTX or its Affiliate’s receipt of actual knowledge of each achievement of a milestone event, notify Licensor in writing of the achievement of such milestone event and, unless otherwise specified, shall pay the relevant milestone payment within * ( * ) days thereafter. TGTX shall have the right to elect to pay all clinical development milestones payments in this Section 5.2 up to * % in Shares, with the remainder of such milestone payment to be paid in cash. The number of Shares payable shall be equal to a fraction where the numerator is the amount of such milestone elected to be paid in Shares and the denominator is the Share Value calculated as * ( * ) day VWAP prior to the date such milestone is achieved. For payments made in Shares, TGTX shall deliver to Licensor a stock certificate representing the Shares on the date such notice of achievement is delivered or within * ( * ) business days thereafter; such stock certificate shall be unlegended except for a standard securities-law restrictive legend.

(a) Clinical Development Payments.

Milestone Event	Milestone Payment
*	$*
*	$*
*	$*
*	$*

For the purposes of this provision, “Superiority” will have been demonstrated if, *. TGTX shall have the right to elect to pay all milestones payments in this section 5.2(a) up to * % in Shares, with the remainder of such milestone payment to be paid in cash. The number of Shares payable shall be equal to a fraction where the numerator is the amount of such milestone elected to be paid in Shares and the denominator is the Share Value calculated as * ( * ) day VWAP prior to the date such notice of achievement is delivered. For payments made in Shares, TGTX shall deliver to Licensor a stock certificate representing the Shares on the date such notice of achievement is delivered or within * ( * ) business days thereafter; such stock certificate shall be unlegended except for a standard securities-law restrictive legend.

(b) Combination Development Payments. As further partial consideration for Licensor’s grant of the rights and licenses to TGTX hereunder, TGTX shall pay to Licensor a one-time, non-refundable milestone payment of * dollars ($ * ) * or *, in the case that a * is unnecessary, evaluating the combination of a Licensed Product with any and each molecule other than ublituximab (TG-1101) and/or umbralisib (TGR-1202). For sake of clarity, a milestone payment will be payable only once for each new agent evaluated in combination with a * provided such combination is evaluated in a * or * , in the case that a * is unnecessary. Further, at any time prior to the initiation of the first * for a * , TGTX may elect to pay to Licensor a one-time, non-refundable milestone payment of * ($ * ) (the “All Combinations Payment”) to expand the Field in the Territory to include the use of the Licensed Products to treat all hematologic malignancy indications in the Territory. In the event TGTX elects to make the All Combinations Payment, TGTX will owe no further payments under this Section 5.2(b) for any combination Clinical Trial undertaken of any Phase with any agent. Hengrui shall have the right to elect to receive all milestones payments in this Section 5.2(b) up to * % in Shares, with the remainder of such milestone payment to be paid in cash. The number of Shares payable shall be equal to a fraction where the numerator is the amount of such milestone elected to be paid in Shares and the denominator is the Share Value calculated as * VWAP of the date such notice of achievement is delivered. For payments made in Shares, TGTX shall deliver to Licensor a stock certificate representing the Shares on the date such notice of achievement is delivered or within * ( * ) business days thereafter; such stock certificate shall be unlegended except for a standard securities-law restrictive legend.

(c) Approval and Sales based Milestones. All milestone and other payments made under this section 5.2(c), if such Milestone Event is achieved, shall be payable in cash.

Milestone Event	Milestone Payment
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*
*	$*

5.3. Sublicense Payments. TGTX shall pay to Licensor the following percentages of any Sublicense Income actually received by TGTX from a Sublicensee:

(a) * percent (* %) of such Sublicense Income if the Sublicense agreement pursuant to which such Sublicense Income was received was entered into within * ( * ) year following the Effective Date or prior to completing a * or * , in the case that a * is unnecessary; or

(b) * percent (* %) of such Sublicense Income if the Sublicense agreement pursuant to which such Sublicense Income was received was entered into more than * ( * ) year following the Effective Date and after completing a * or *, in the case that a * is unnecessary.

Sublicense payments made under this Section 5.3 shall be payable only in cash and for amounts actually received by TGTX or its Affiliates from a Sublicensee. TGTX shall promptly, but in no event later than * ( * ) days following receipt of any payment which qualifies as Sublicense Income, notify Licensor in writing of such payment and shall pay the applicable percentage to Licensor within * ( * ) days thereafter.

5.4. Royalty, Etc. Payments for Licensed Products.

(a) With respect to Net Sales of all Licensed Products during the applicable Royalty Term: as further consideration for Licensor’s grant of the rights and licenses to TGTX hereunder, TGTX shall pay to Licensor royalties based on the aggregate annual Net Sales of all such Licensed Products by TGTX and its Affiliates and Sublicensees within the Territory (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term) at the rate shown in the table below (which rates and amounts shall not be subject to offset, credit, or reduction):

Net Sales	Royalty Rate
*	* %
*	* %
*	* %

(b) In establishing the royalty/payment in the nature of royalties structure hereunder, the Parties recognize, and TGTX acknowledges, the substantial value of the various obligations being undertaken by Licensor under this Agreement, in addition to the grant of the license under the Licensor Patents, to enable the rapid and effective market introduction of the Licensed Products. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate Licensor for these obligations.

(c) On a Licensed Product by Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the rights, licenses and sublicenses granted to TGTX hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable.

(d) Subject to the limitation set forth in clause (f) below, if a license to patent rights owned or controlled by a Third Party is necessary, as reasonably determined by TGTX, for TGTX to have freedom to operate under the Licensor Patents to Commercialize the Licensed Product as a monotherapy in the Field and in the Territory, TGTX may obtain such a Third Party license under such patent rights and to deduct from any royalty payments due to the Licensor hereunder an amount equal to * percent ( * %) of any royalty paid by TGTX to such Third Party.

(e) The royalty rates specified in Section 5.4(a) shall be reduced to * percent ( * %) on a country-by-country basis if and when one or more Generic Products achieve * percent market share (by prescription units) in such country, relative to all approved monotherapy products containing Compound indicated for hematologic malignancy. For purposes of this Section, “Generic Product” means a pharmaceutical product that contains the Compound as monotherapy and that is sold in the same country as a Licensed Product by a Third Party that is not a Sublicensee, one of TGTX’s Affiliates, or a Third Party that is otherwise acting on TGTX’s behalf in conducting such sales.

(f) The deduction in the foregoing clause (d) shall be limited in its cumulative application so that no royalty payment hereunder shall be reduced by more than * percent ( * %).

5.5. Timing of Payment. Royalties/payments in the nature of royalties payable under Section 5.4 shall be payable on actual Net Sales and shall accrue at the time provided therefor by US GAAP. Royalty/payment in the nature of royalties obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within * ( * ) days after the end of each Calendar Quarter during which the royalty/payment in the nature of royalties obligation accrued;provided that within * ( * ) days after the conclusion of each Calendar Year TGTX shall provide notice to Licensor of any adjustments necessary to account for any royalties/payment in the nature of royalties which were overpaid or underpaid for such prior Calendar Year’s Calendar Quarters, and the Parties shall promptly true-up based on such adjustments, provided however, the lapse of such * -day period shall not impact the right of TGTX to credit any over-payments discovered during an audit against future royalties due under Section 5.7 hereof.

5.6. Royalty (Etc.) Reports and Records Retention. Within * ( * ) days after the end of each Calendar Quarter during which Licensed Products have been sold, TGTX shall deliver to Licensor, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product and country-by-country basis, of (a) gross invoiced (or otherwise charged) amounts of sales, by TGTX and its Affiliates and Sublicensees, of Licensed Products subject to royalty payments for such Calendar Quarter, (b) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) Net Sales subject to royalty or royalty/payment in the nature of royalties payments for such Calendar Quarter and Calendar Year to date and (d) the corresponding royalty or royalty/payment in the nature of royalties. Such report shall be deemed “Confidential Information” of TGTX subject to the obligations of Article VII of this Agreement. For * years after each sale of a Licensed Product (whether Covered or not), TGTX shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.7. Audits.

(a) From the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) until * Calendar Year after the conclusion of the final Royalty Term, upon the written request of Licensor, and not more than * in each * , TGTX shall permit, and shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor (who has not been engaged by Licensor to provide services in any other capacity at any time during the * period before such selection), and reasonably acceptable to TGTX or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of TGTX and its Affiliates or Sublicensees to verify the accuracy of the royalty and payment in the nature of royalties reports and payments under this Article V. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than * ( * ) years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

(b) If such accounting firm concludes that additional royalties and/or royalties/payment in the nature of royalties were owed during such period, TGTX shall pay the additional royalties and/or royalties/payment in the nature of royalties within * ( * ) days after the date such public accounting firm delivers to TGTX such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at TGTX’s request, shall be reimbursed to TGTX within * ( * ) days after the date such public accounting firm delivers such report to TGTX. If TGTX disagrees with such calculation, TGTX may contest such calculation in writing – at which point the parties will work in good faith to submit the matter to a mediator for resolution. If the parties are unable to reach an agreement via mediation, then TGTX or Licensor may initiate a court action to seek to recover the additional payment or to increase the amount of credit or reimbursement. Licensor shall pay for the cost of any audit by Licensor, unless TGTX has underpaid Licensor by five percent (* %) or more for a specific royalty period, in which case TGTX shall pay for the reasonable costs of audit.

(c) Each Party shall treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.8. Mode of Payment and Currency. All payments to Licensor under this Agreement, except for payments made in Shares, whether or not in respect of Net Sales or milestone events, shall be made by deposit of US Dollars in the requisite amount to such bank account as Licensor may from time to time designate by advance written notice to TGTX. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with TGTX’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in US Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.9. Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) US dollar one-month LIBOR, or its official successor, plus * basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

5.10. Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes and duties, and TGTX shall be responsible for payment of all such taxes (other than taxes based on Licensor’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the nature of royalties, milestone payments, and other payments made by TGTX to Licensor under this Agreement. To the extent TGTX is required to withhold taxes on any payment to Licensor, TGTX shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Licensor may reasonably request, to establish that such taxes have been paid. Licensor shall provide TGTX any tax forms that may be reasonably necessary in order for TGTX to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use Commercially Reasonable Efforts to provide any such tax forms to TGTX at least * ( * ) days before the due date for any payment for which Licensor desires that TGTX apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Licensor shall indemnify and hold TGTX harmless from and against any penalties, interest or other tax liability arising from any failure by TGTX (at the express request of Licensor) to withhold or by reduction (at the express request of Licensor) in its withholding.

ARTICLE VI.

Inventions and Patents

6.1. Patent Prosecution and Maintenance.

(a) Licensor Patents. Licensor shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name and at Licensor’s expense. TGTX and Licensor agree to consult on a reasonable list of countries in which Licensor shall file, prosecute and maintain Licensor Patents.

(b) Liaising. Licensor shall keep TGTX promptly and regularly informed of the course of the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and to take into consideration the advice and recommendations of TGTX, however, Licensor shall make all decisions relating thereto.

(c) Election Not to File/Prosecute/Maintain Licensor Patents. TGTX acknowledges and agrees that Licensor shall not be required to file, prosecute or maintain Patent Rights for the Licensor Patents, provided, however, if Licensor decides to not pursue or maintain any such Patent Rights then Licensor shall provide TGTX with at least * ( * ) days’ notice before discontinuing the filing, prosecution or maintenance of such Patent Rights so that TGTX may assume responsibility for such activities in Licensor’s name but at TGTX’s expense. In such event, TGTX will no longer owe any royalty obligation on account of such (country-level) Patent Rights assumed by TGTX.

6.2. Certification under Drug Price Competition and Patent Restoration Act. Each of Licensor and TGTX shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensor Patents covering a Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US of a Licensed Product by a Third Party.

6.3. Listing of Patents. TGTX shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory and pertaining to uses within the Field. Licensor will co-operate with TGTX to list any of said Licensor Patents.

6.4. Enforcement of Patents.

(a) Notice. If either Licensor or TGTX believes that a Licensor Patent is being infringed in the Field, or that Licensor Know-How has been misappropriated in the Field, by a Third Party or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other and provide it with details of such infringement, misappropriation or claim that are known by such Party.

(b) Right to Bring an Action for Licensor’s Patents. If such infringement, misappropriation or claim is in one or more of the Major Markets in respect of Licensor Patents, Licensor shall have the right to attempt to resolve such infringement, misappropriation or claim, including by filing an infringement suit, defending against or bringing a declaratory judgment action as to such claim or taking other similar action (each, “initiation” of an “Action”) and (subject to Section 6.5(e)) to compromise or settle such infringement or claim. * may, in its sole discretion and at its expense, join in any such Action and in such case shall reasonably cooperate with Licensor. If Licensor does not intend to initiate an Action, Licensor shall promptly inform TGTX. If Licensor does not initiate an Action with respect to such an infringement or claim within * ( * ) days following notice thereof, * shall have the right to attempt to resolve such infringement, misappropriation or claim, including by initiating an Action, and (subject to Section 6.5(e)) to compromise or settle such infringement, misappropriation or claim. At TGTX’s request, Licensor shall immediately provide TGTX with all relevant documentation (as may be requested by TGTX) evidencing that TGTX is validly empowered by the Licensor to initiate an Action. Licensor shall be under the obligation to join TGTX in its Action if TGTX determines that this is necessary to demonstrate “standing to sue.” The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.5. If a Party initiates an Action but then elects not to pursue the Action, the other Party shall have the right (but not the obligation) to take over the Action, in which case the second Party shall be deemed to have been the initiating Party.

(c) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX and subject to Section 6.5(f), each Party involved in an Action under Section 6.5(b) shall pay its own costs and expenses incurred in connection with such Action.

(d) Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Licensor Patent is to any extent invalid or unenforceable, or that any Licensor Know-How is not protected or has not been misappropriated, without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of TGTX’s rights or benefits hereunder with respect to any Licensor Technology or any Licensed Product, without TGTX’s prior written consent.

(e) Reasonable Assistance. Each Party (if it is not the Party enforcing or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any costs incurred; (ii) to reimburse the Party not initiating such Action for its costs incurred in such Action, if it joins (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if Licensor initiated the Action, the remainder shall be allocated to TGTX and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to * % to Licensor and * % to TGTX (B) if Licensor failed to initiate and TGTX initiated the Action, the remainder shall be allocated to TGTX and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to TGTX.

6.5. Third Party Actions Claiming Infringement.

(a) Notice. If either Licensor or TGTX becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b) Right to Defend. TGTX shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 6.6(a) and (subject to Section 6.6(f)) to compromise or settle such Third Party Action. If TGTX declines or fails to assert its intention to defend such Third Party Action within * ( * ) days of receipt/sending of notice under Section 6.6(a), then Licensor shall have the right, at its sole expense, to defend such Third Party Action and (subject to Section 6.6(f)) to compromise or settle such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c) Consultation. The Party defending a Third Party Action pursuant to Section 6.6(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d) Appeal. In the event that a judgment in a Third Party Action is entered against either Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) before the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of Section 6.6(c)).

(f) No Settlement without Consent. Neither Licensor or TGTX shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action by admitting that any Licensor Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s intellectual property rights, in each case without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect TGTX’s rights and benefits hereunder with respect to any Licensor Technology or any Licensed Product, without TGTX’s prior written consent.

ARTICLE VII.

CONFIDENTIALITY

7.1. Definitions. The Parties recognize that disclosures of Confidential Information between them before the Effective Date were subject to the Confidential Disclosure Agreement between them dated February 22, 2016. TGTX and Licensor each recognizes that during the Term, it may be necessary for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to another Party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article VII. Neither TGTX nor Licensor shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information (including information relating to the business, operations and products of a Party or any of its Affiliates) disclosed by the Disclosing Party to the Receiving Party and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within * ( * ) days after such oral disclosure, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not), that such Party discloses to another Party under this Agreement, or otherwise becomes known to another Party by virtue of or that relates to this Agreement.

7.2. Obligation. Licensor and TGTX agree that they will disclose the other Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to TGTX, its Sublicensees’) officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Article VII. The Party which disclosed Confidential Information of the other to any Third Party (or to any such Affiliate or Sublicensee) shall be responsible and liable for any disclosure or use by such Third Party, Affiliate or Sublicensee (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Party, upon the other’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within * ( * ) days after the request, except for one archival copy (and such electronic copies that exist as part of the Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

7.3. Exceptions. The non-use and non-disclosure obligations set forth in this Article VII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c) is made available to the Receiving Party by an independent Third Party without obligation of confidentiality;provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

7.4. Third Party Information. The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a Disclosing Party. TGTX and Licensor agree not to disclose to the other any Confidential Information of a Third Party which is in the possession of such Party, unless the other has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

7.5. Press Releases and Disclosure. The Parties acknowledge that each Party may desire or be required to issue a press release or to make other public disclosures relating to the execution of this Agreement and its terms. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such a press release or other public disclosure prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such release, and that either Party may issue such press release as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. (Provided, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable * or * national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.) Notwithstanding the above, once a public disclosure has been made, either Party shall be free to disclose to third parties any information contained in said public disclosure, without further pre-review.

ARTICLE VIII.

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Representations and Warranties. (a) TGTX represents and warrants to Licensor, and (b) Licensor represents and warrants to TGTX, in each case as of the Effective Date:

(a) Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b) Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c) Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e) To the best of such party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not and will not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f) To the best of such party’s actual knowledge, all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any Law of any Governmental Body having authority over such Party;

(g) No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h) To the best of such party’s actual knowledge, no agreement between it and any Third Party is in conflict with the rights granted to any other party pursuant to this Agreement.

8.2. Additional Representations and Warranties of Licensor. Licensor represents and warrants to TGTX as of the Effective Date that:

(a) No consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

(b) To the best of Licensor’s actual knowledge, no valid claims have been asserted or threatened by any Person (i) challenging the validity, effective status, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person; and no such claims have been asserted or are threatened;

(c) The Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(d) The Licensor Patents constitute all Patent Rights owned or Controlled by Licensor that pertain directly and particularly to the research, Development, manufacture, use and Commercialization of the Licensed Products in the Field and in the Territory as currently envisioned;

(e) To the best of Licensor’s actual knowledge, no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Technology is invalid or unenforceable; and

(f) Licensor has ceased its research and development activities to discover compounds under a BTK Inhibitor Program (as defined herein) and will not initiate research and development activities aimed at discovering compounds under a BTK Inhibitor Program prior to the * ( * ) anniversary of the Effective Date. For the purposes of this provision, a “BTK Inhibitor Program” is one that seeks to discover a selective compound that *, and which may be suitable for treating hematological malignancies and/or autoimmune indications.

8.3. Disclaimer. Notwithstanding the representations and warranties set forth in this Article VIII, TGTX acknowledges and accepts the risks inherent in attempting to Develop and Commercialize any pharmaceutical product. There is no implied representation that the Compounds can be successfully Developed or Commercialized. The representations and warranties set forth in this Article VIII are provided in lieu of, and EACH PARTY HEREBY DISCLAIMS, all other warranties, express and implied, relating to the subject matter of this Agreement, the Licensor Technology, the Compounds and/or the Licensed Products, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of Third Party rights. Each Party’s representations and warranties under this Agreement are solely for the benefit of the other Party and may be asserted only by the other Party and not by any Affiliate, Sublicensee or any customer of the other Party, its Affiliates or Sublicensees. Each Party, its Affiliates and Sublicensees shall be solely responsible for all representations and warranties that it, its Affiliates or Sublicensees make to any customer, Affiliates or Sublicensees.

ARTICLE IX.

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1. Indemnification by TGTX. TGTX shall indemnify, defend and hold Licensor and its Affiliates, and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any Third Party claim, demand, action or other proceeding (each, a “Claim”) related to (a) TGTX’s performance of its obligations or exercise (by it or its Affiliates or Sublicensees) of its rights under this Agreement, including without limitation, product liability claims; or (b) breach by TGTX of its representations and warranties set forth in Article VIII; provided, however, that TGTX’s obligations pursuant to this Section 9.1 shall not apply (x) to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Licensor Indemnitees, or (y) with respect to claims or suits arising out of breach by Licensor of this Agreement, including without limitation of its or their representations and warranties set forth in Article VIII.

9.2. Indemnification by Licensor. Licensor shall indemnify, defend and hold TGTX and its Affiliates and each of their respective agents, employees, officers and directors (the “TGTX Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any and all Claims related to (a) Licensor’s performance of its obligations or exercise (by it or its Affiliates) of its or their rights under this Agreement; or (b) breach by Licensor of its representations and warranties set forth in Article VIII; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (x) to the extent that such claims or suits result from the gross negligence or willful misconduct of any of the TGTX Indemnitees or (y) with respect to claims or suits arising out of a breach by TGTX of this Agreement, including without limitation its representations and warranties set forth in Article VIII.

9.3. No Consequential, Etc., Damages. EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE IX, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEVELOPMENT PROGRAM OR THE LICENSED TECHNOLOGY OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4. Procedure.

(a)           The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b)           If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c)           The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d)           The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e)           Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

9.5. Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party..

9.6. Limitation of Liability. EACH PARTY SHALL HAVE NO REMEDY, AND EACH PARTY SHALL HAVE NO LIABILITY, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN ARTICLE IX OR CLAIMS FOR NON-PAYMENT. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN * YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE OCCURRENCE THAT GAVE RISE TO THE CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER.

9.7. Insurance. During the Term and for three years thereafter, TGTX shall obtain and maintain, at its own cost and expense, product liability insurance in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities, with Licensor identified as an additional named insured. It is understood and agreed that this insurance shall not be construed to limit TGTX’s liability with respect to its indemnification obligations hereunder. TGTX shall upon request provide to Licensor upon request a certificate evidencing the insurance TGTX is required to obtain and keep in force under this Section 9.7.

ARTICLE X.

TERM AND TERMINATION

10.1. Term and Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. (The “Term” shall mean the period from the Effective Date until the earlier of termination of this Agreement as provided in this Article X or expiration of this Agreement upon the expiration of the last-to-expire Royalty Term.) The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensor Patents have expired or been invalidated.

10.2. Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and, if desired, stating its intention to terminate this Agreement if such breach is not cured. If such breach is not capable of being cured, or is capable of being cured but nonetheless has not within * ( * ) days after the receipt of such notice been cured, then the Party not in default shall (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (a) terminate this Agreement immediately by written notice to the other Party, or (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have. In case of a breach of an obligation to pay money, which obligation to pay is not disputed in good faith, the cure period shall be * ( * ) days instead of * ( * ) days. The Parties agree that any failure by TGTX to pay when due * percent (* %) of such portion of any amount of money owing from TGTX to Licensor as is not disputed in good faith by TGTX (subject to the * ( * ) day cure period) shall conclusively be deemed to constitute a “material” breach. Notwithstanding the foregoing provisions, in the event of a good-faith dispute as to whether any alleged breach is in fact a breach, termination under this Section 10.2 in respect of such alleged breach shall not take effect unless and until (y) such dispute is resolved (according to the procedure described in 11.2) in favor of the Party alleging the breach or (z) the breaching Party’s denial that the alleged breach is in fact a breach ceases to be in good faith.

10.3. Termination for Bankruptcy. Licensor may terminate this Agreement immediately upon written notice to TGTX in the event that TGTX has a petition in bankruptcy filed against it that is not dismissed within * ( * ) days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. If TGTX has before such filing or such assignment entered into a written Sublicense which complies with Section 2.2, then the Sublicensee thereunder shall have the right to, by but only by delivering to Licensor within * ( * ) days after such termination a written election to do so and a written assumption of all of TGTX’s past and future obligations, liabilities and duties under this Agreement, convert its Sublicense into a direct of license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were TGTX hereunder. TGTX may terminate this Agreement immediately upon written notice to Licensor in the event that Licensor has a petition in bankruptcy filed against it that is not dismissed within * ( * ) days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors.

10.4. TGTX Termination. TGTX may terminate this Agreement at any time for any reason upon * ( * ) days’ prior written notice to Licensor, provided that (i) TGTX and Hengrui attempted to resolve any issues in good faith, and (ii) TGTX and Hengrui agree to consult with each other with regard to public communications related to the termination of agreement. If TGTX has the right to terminate this Agreement pursuant to Section 10.2 for an uncured material breach by the Licensor, TGTX shall, within * ( * ) days after the end of the applicable cure period, elect in writing to either (i) exercise such right of termination with the effects set forth in Section 10.5 or (ii) waive such right of termination and any other right to pursue damages or other remedies in connection with such uncured material breach and maintain this Agreement in full force and effect provided that the then applicable royalty rates specified in Section 5.4, after taking into account all clauses thereunder, shall be and remain reduced by a further * % for the remainder of the term of this Agreement despite the * percent (* %) floor set by clause (f) in Section 5.4.

10.5. Effects of Termination/Expiration.

(a) Articles I (Definitions), VII (Confidentiality), IX (Indemnification; Limitation of Liability; Insurance) and XI (Miscellaneous Provisions) and Sections 5.6 (Royalty Reports and Records Retention), 5.7 (Audits), 5.9 (Late Payments), 5.10 (Taxes) and 10.5 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason.

(b) Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c) Upon termination of this Agreement pursuant to Section 10.2 for an uncured material breach by TGTX or pursuant to Section 10.3, all licenses granted to TGTX hereunder shall terminate. If TGTX has before termination entered into a written Sublicense which complies with Section 2.2, then, if the Sublicensee thereunder is not then in breach of such Sublicense, the Sublicensee shall have the right to convert its Sublicense into a direct license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were TGTX hereunder. Such right of conversion shall be exercisable by Sublicensee by delivering to Licensor within * ( * ) days after such termination a written election to so convert. In addition, upon any termination of this Agreement pursuant to Section 10.2 for an uncured material breach by TGTX or pursuant to Section 10.3, TGTX and Licensor agree that TGTX shall: (i) assign to Licensor all Regulatory Approvals, applications for Regulatory Approvals and all drug master files and drug dossiers in the Territory, (ii) transfer to Licensor all correspondence and files pertaining to such Regulatory Approvals, applications for Regulatory Approvals and all drug master files and drug dossiers in the Territory, (iii) transfer to Licensor all data generated by TGTX, its Affiliates and Sublicensees in connection with the Development of the Licensed Products (in written or electronic form as Licensor may direct), (iv) grant, and hereby does grant, to Licensor a non-exclusive, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers, to all intellectual property developed by TGTX, its Affiliates and Sublicenses in connection with the Development of the Licensed Products, and (v) upon the request of Licensor, assign to Licensor any contracts related to the Development, manufacture or Commercialization of the Licensed Products in the Territory under the following scenarios and conditions: (i) if at the time of termination TGTX has met the diligence milestone set forth under Section 3.1(a), the Licensor shall pay TGTX a royalty amounting to * % of Net Sales in the Territory on an annual basis until TGTX recovers * % of the cost of development of the Licensed Products; (ii) if at the time of termination TGTX has met the diligence milestone set forth under Section 3.1(b), the Licensor shall pay TGTX a royalty amounting to * % of * in the Territory on an annual basis until TGTX recovers * % of the cost of development of the Licensed Products; or (iii) if at the time of termination TGTX has dosed at least * in a Phase 3 clinical study or Pivotal Trial, the Licensor shall pay TGTX a royalty amounting to * % of Net Sales in the Territory on an annual basis until TGTX recovers * % of the cost of development of the Licensed Products. The cost of development of the Licensed Products shall include all costs and expenses incurred by TGTX as of the time of termination, as calculated in good faith by TGTX, subject to Licensor’s right to an audit. Net Sales shall have the meaning set forth under Section 1.31, except it shall apply to sales of the License Products by Licensor, its Affiliates, or any sublicensees. Licensor can, in its sole discretion, choose not to assume Regulatory Approvals and filings, data, or intellectual property generated by TGTX. In such event, TGTX will not be entitled to any cost of development recovery.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2. Disputes.

(a) The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within * ( * ) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers and/or Chairman for each Party for attempted resolution by good faith negotiations within * ( * ) days after such notice is received. If the senior executive officers designated by the Parties are not able to resolve such dispute within such * ( * ) day period, either Party may submit such dispute in accordance with Section 11.2(b).

(b) Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by the executives of the Parties as provided herein will be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three arbitrators of whom each party will appoint one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4, provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, NY. The award may be made a judgment by any court of competent jurisdiction pursuant to the New York Convention, 9 U.S.C. § 201 et seq., and for this purpose the Party against whom the award is made will agree to the personal jurisdiction of the court in which recognition is sought and will not raise any argument of forum non conveniens.

(c) Notwithstanding anything to the contrary in this Article 11, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

11.3. Assignment.

(a) Any assignment not in accordance with this Section 11.2 shall be void.

(b) No assignment shall relieve the assigning Party of any of its responsibilities or obligations hereunder.

(c) Neither Party may transfer or assign its rights or licenses or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed;provided that, notwithstanding the foregoing, either Party may assign its rights or licenses and/or delegate its obligations under this Agreement to an Affiliate or to a successor to all or substantially all of its assets, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise, without the other Party’s prior written consent. As a condition to any permitted assignment hereunder, the assignee must expressly assume, in a writing delivered to the other Party (and in a form reasonably acceptable to the other Party) all of such assigning Party’s obligations under this Agreement, whether arising before, at or after the assignment.

11.4. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5. Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.6. Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles.

11.8. Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by express courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party.

If to TGTX, addressed to:

TG Therapeutics, Inc.
                              2 Gansevoort St., 9th Floor
New York, NY 10014
Attention: Michael S. Weiss, Executive Chairman, and Chief Executive Officer
Email: *

With a copy to:

Foley & Lardner LLP
3000 K St., NW, Suite 600
Washington, DC 20007
U.S.A.
Attention: Ybet Villacorta *

If to Licensor, addressed to:

Jiangsu Hengrui Medicine Co.
No.7 Kunlunshan Road, Lianyungang Eco & Tech Development Zone,
Jiangsu Province, China 222047
Attention: Lianshan Zhang, Ph.D., President of Global R&D
     Paul Lu, Ph.D., Global Business Development
Email: *

With a copy to :

Goodwin Procter
100 Northern Avenue
Boston, MA 02210
U.S.A.
Attention : Christopher Denn *

11.9. Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

11.10. Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.11. Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.12. Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article IX hereof and the rights of Sublicensees set forth in Sections 10.2 and 10.4(c), the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of Licensor under this Agreement shall only be pursued by TGTX or such Indemnified Party, and not Sublicensees (except as set forth in Sections 10.2 and 10.4(c)).

11.13. No Implied License. No right or license is granted to TGTX hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Licensor or its Affiliates, except by an express license granted hereunder. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by TGTX or its Affiliates, except by an express license granted hereunder.

11.14. No Right of Set-Off. Except as expressly provided in Section 5.7(b) of this Agreement, TGTX shall not have a right to set-off any royalties, milestones or other amount due to Licensor under this Agreement against any damages incurred by TGTX for a breach by Licensor of this Agreement.

11.15. Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

11.16. Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

11.17. Use of Name. Neither Party shall be permitted to use the name, or any proprietary trademarks, trade names, trade dress or logos (“Marks”) of the other Party, or its Affiliates, or its Sublicensees, in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

[the remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

JIANGSU HENGRUI MEDICINE CO.

By: _/s/ Piaoyang Sun________________

Name: Piaoyang Sun

Title: Chairman

TG THERAPEUTICS, INC.

By: _/s/ Michael S. Weiss_____________

Name: Michael S. Weiss

Title: Executive Chairman, President and Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit A

*

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Schedule 1

Compounds

* ( * )

*

* ( * )

*

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Schedule 2

Licensor Know-How includes, but is not limited to, the information disclosed in the documents available in a data room, which is accessible via the following link:

*

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Schedule 3
Licensor Patent Rights and Status as of Effective Date

* (*)
Country:	Status:	Application No.	Filing Date	Publication No.	Publication Date
*		*	*	*	*
*
*	*	*	*	*	*
*	*	*	*	*	*
*	*	*	*	*	*
*	*	*	*	*	*
*	*	*	*	*	*
*	*	*	*
*	*	*	*	*	*
*	*	*	*
*	*	*	*
*		*	*	*	*

* ( * )
Country:	Status:	Application No.	Filing Date	Publication No.	Publication Date
*	*	*	*	*	*
*:
*
*	*	*	*	*	*
*	*	*	*	*	*
*	*	*	*	*	*